                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT by and between ENSERCH EXPLORATION, INC. (the "Company") and ____________________ the "Executive") is entered into on this
_____________________, 19______.

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve in the employ of the Company, upon the terms and conditions provided in this Agreement;

     WHEREAS, the Board recognizes that, as is the case with many corporations, there exists the possibility of a change of control of the Company, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of key management personnel to the detriment of the Company and its affiliates and shareholders, and the Board has determined that appropriate steps should be taken as set forth in this Agreement to reinforce and encourage the Executive's continued attention and dedication of his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

     1.1 "AFFILIATE" means, with respect to any entity, another entity that controls, is controlled by or is under common control with the first entity.

     1.2 "AGREEMENT" means this employment agreement entered into between the Company and the Executive.

     1.3  "BOARD" means the Board of Directors of the Company.

     1.4  "CASH INCENTIVE COMPENSATION" means that compensation described in
Section 6.2.

     1.5 "CAUSE" Termination of the Executive's employment by the Company for "Cause" shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by the Executive in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, excluding the Executive, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

     1.6  "COMPENSATION COMMITTEE" means the Compensation Committee of the
Board.

     1.7 "CONFLICT OF INTEREST" means a condition where the loyalty of the Executive is divided between that owed to the Company and another interest such as an investment or other relationship that would reasonably promote the Executive to take or refrain from taking an action that might not be in the best interest of the Company.

     1.8 "DISABILITY" means the Executive's incapacity resulting from injury or illness, whether mental or physical, which prevents the Executive from performing his normal duties under this Agreement. The presence or absence of the condition is to be determined by an independent physician selected by mutual agreement of the Company and the Executive.

     1.9  "EFFECTIVE DATE" means the date of this Agreement.

     1.10 "EXECUTIVE" means _____________________.

     1.11 "GOOD REASON" for the Executive to terminate his employment shall mean:

          (a) an adverse change in the Executive's status or position(s) as Chairman and President, Chief Executive Officer of the Company including, without limitation, any adverse change in the Executive's status or position as a result of a material diminution in his duties or responsibilities, or a material change in the Executive's business location or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the termination of his employment for Cause, Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason); provided however, a decision by the Board to separate the office of Chairman and President shall not be considered an adverse change as set forth in this Section 1.11(a) as long as the Executive remains as the Chief Executive Officer of the Company with duties and responsibilities customarily associated with that office;

          (b) a reduction by the Company in the Executive's Minimum Annual Salary or in the number of vacation days to which the Executive is entitled hereunder;

          (c) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of the Executive's awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of the Executive's awards under the Company's bonus or stock option or management incentive unit plans in which the Executive participates;

          (d) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided the Executive under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans in which the Executive participates or as otherwise provided in this Agreement;

          (e) the taking of any action by the Company that would diminish or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

          (f) a failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section
     16.2 hereof.

     1.12 "LONG TERM INCENTIVE AWARDS" means those awards described in Section
6.6

     1.13 "MINIMUM ANNUAL SALARY" means that compensation described in Section 6.1.

     1.14 "NON-QUALIFIED STOCK OPTIONS" means any options to acquire stock of the Company granted to the Executive which do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, including any successor statute.

     1.15 "RESTRICTED STOCK BONUSES" means the grants of shares of performance based restricted common stock of the Company pursuant to the Stock Incentive Plan.

     1.16 "RETIREMENT" means the termination of the Executive's employment with the Company and all of its Affiliates as a result of his reaching a retirement age (not less than 65 years of age) established by the Board for his retirement in accordance with the Company's general policy for retirement of executives, provided that for purposes of the change of control provisions referred to in
Section 10.7 below, the retirement age shall be as specified in the change of control agreement.

     1.17 "STOCK INCENTIVE PLAN" means the Enserch Exploration, Inc. 1996 Revised and Amended Stock Incentive Plan.

     1.18 "STOCK OPTIONS" means the Non-Qualified Stock Options, if any, now or hereafter granted to the Executive.

                                   ARTICLE II

                                   EMPLOYMENT

     The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                               TERM OF AGREEMENT

     This Agreement becomes effective as of the Effective Date. The initial term of this Agreement is for a period from the Effective Date until the third anniversary of the Effective Date, provided, however, that upon the third anniversary date of this Agreement and on each anniversary date thereafter the terms of this Agreement shall be automatically extended for an additional period of one (1) year on a continuing basis unless either party shall give written notice of the intention not to so extend at least six (6) months prior to such anniversary date. Any termination of the Executive's employment with the Company shall be subject to the provisions of Article X hereof.

                                   ARTICLE IV

                                     DUTIES

     The Executive is hereby employed, and during the term of this Agreement shall be employed, as Chairman and President, Chief Executive Officer of the Company reporting to the Board. The Executive agrees to perform all of the duties normally incident to those offices for as long as he shall hold those offices and to perform all other duties and responsibilities as may be prescribed by the Board from time to time and which are commensurate with his executive capacity as Chairman and President, Chief Executive Officer of the Company.

                                   ARTICLE V

                               EXTENT OF SERVICE

     The Executive is employed on a full time basis. Therefore, during the period of his employment, except for illness, reasonable vacation periods and reasonable leaves of absence, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and charitable or community services and, with the approval of the Board, from time to time, the Executive may serve or continue to serve on the boards of directors of and hold any other offices or position in companies or organizations that in the Board's reasonable judgment will not present any Conflict of Interest with the Company or any of its Affiliates or materially affect the performance of the Executive's duties under this Agreement.

                                   ARTICLE VI

                                  COMPENSATION

     For services rendered by the Executive under this Agreement the Company agrees to pay and provide to the Executive compensation and benefits commensurate with his position and experience level within the oil and gas industry, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

     6.1 MINIMUM ANNUAL SALARY. During each calendar year the Company shall pay the Executive base compensation in equal semi-monthly installments based upon the minimum annual salary for the Executive of $500,000, subject to annual review by the Board and which may be increased but not decreased by the Board on the basis of such review. The term "Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

     6.2 CASH INCENTIVE COMPENSATION. For each calendar year during the term of this Agreement the Executive shall be entitled to earn a bonus of between 0% and 90% of the Executive's Minimum Annual Salary for such year upon attaining goals established annually by the Compensation Committee. The goals shall be established by the Compensation Committee, after consultation with the Executive, shall be consistent with the Company's standards, and shall be established to produce a reasonable expectation in the sole judgment of the Compensation Committee that the Executive will receive a target bonus for each year equal to 60% of the Executive's Minimum Annual Salary for such year. Bonus factors and other provisions related to the bonus for calendar year 1997 (which will be consistent with the Executive's position in the Company and with other executives) will be addressed by the Compensation Committee at its meeting on February 11, 1997. The Cash Incentive Compensation earned by the Executive for any calendar year to the extent not deferred pursuant to Section 6.3, will be paid to the Executive within 90 days following the end of such calendar year.

     6.3 DEFERRAL ARRANGEMENT. The Executive will be permitted to defer some or all of the Cash Incentive Compensation and up to 50% of the Minimum Annual Salary under the ENSERCH Corporation Deferred Compensation Plan (or comparable plan of the Company), the terms of which have been provided to the Executive.

     6.4 STOCK OPTIONS. On or promptly after the Effective Date, the Company shall grant to the Executive an initial signing bonus award of Stock Options to acquire 1,000,000 shares of the common stock of the Company with an exercise price based on the average of the high and low prices on the date of grant and granted as follows: An option for 500,000 of the shares will be granted by the Compensation Committee pursuant to the Stock Incentive Plan and shall be conditioned upon the execution by the Executive of a stock option agreement substantially in the form as attached hereto as Exhibit A, and an option with substantially identical terms for the remaining 500,000 shares will be granted by the Board by special award and shall be conditioned upon the execution by the Executive of a stock option agreement substantially in the form as attached hereto as Exhibit B. Not later than sixty (60) days following each anniversary of the Effective Date during the term of this Agreement (provided the Executive continues to be employed by the Company), the Company shall grant to the Executive a Stock Option to acquire a number of additional shares of the common stock of the Company with the grant in 1998 to be calculated as follows: at least the number derived from dividing three (3) times the Executive's Minimum Annual Salary by the fair market value on the last trading date preceding the day that the Compensation Committee or Board takes action to grant the Option. Grants in subsequent years shall be made in an amount equal to 115% of the Executive's Minimum Annual Salary, in accordance with a valuation methodology selected by the Compensation Committee, after consultation with the Executive and which appropriately aligns the compensation that the Executive may receive through stock price growth with the value received by shareholders from the Company's performance. The exercise price per share under such option shall be the fair market value of the stock as of the date of the grant of such option. The Options granted to the Executive during the term of this Agreement beyond the initial grant shall be Non-Qualified Stock Options and shall be pursuant to, and conditioned upon the execution by the Executive of, stock option agreements with terms and conditions consistent with those between the Company's other senior executives and the Company and substantially in the form as attached hereto as Exhibit C. No Stock Options shall be granted subsequent to termination of employment. The Company shall use its best efforts to cause a registration statement on form S-8 (or comparable successor form) covering all shares subject to Stock Options granted to the Executive to remain effective until sixty (60) days after the later of exercise or termination of all Stock Options granted to the Executive.

     6.5 RESTRICTED STOCK BONUSES. On or promptly after the Effective Date, the Company shall award to the Executive an initial Restricted Stock Bonus for 100,000 shares of performance-based restricted stock of the Company pursuant to its Stock Incentive Plan and conditioned upon the execution by the Executive of a Restricted Stock Agreement substantially in the form attached hereto as Exhibit D. Not later than sixty (60) days following each anniversary of the Effective Date during the term of this Agreement (provided the Executive continues to be employed by the Company), the Company shall award to the Executive a Restricted Stock Bonus for additional shares of performance-based restricted stock of the Company having a value equal to 35% of the Executive's Minimum Annual Salary (with performance requirements as determined by the Compensation Committee that may vary from the initial award but that are consistent with performance requirements for awards of performance-based restricted stock to other senior executives of the Company). Such shares shall be restricted so that no share may be transferred or alienated in any way (except through passage under will or by the laws of descent and distribution upon the Executive's death) until the shares are vested, at which time the restriction will lapse with respect to the vested shares. Such awards shall be granted pursuant to, and conditioned upon, execution by the Executive of restricted stock agreements with terms and conditions consistent with those of other senior executives of the Company and substantially in the form attached hereto as Exhibit E. No Restricted Stock Bonuses shall be granted subsequent to termination of employment. The Company shall use its best efforts to cause a registration statement on form S-8 (or comparable successor form) covering all shares of restricted stock granted to the Executive as Restricted Stock Bonuses to remain effective until sixty (60) days after the lapse of all restrictions on the shares of restricted stock granted to the Executive as Restricted Stock Bonuses.

     6.6 LONG TERM INCENTIVE AWARDS. The Executive shall be entitled to participate in any other long term incentive award program as is approved in the future by the Compensation Committee.

     6.7 OTHER COMPANY COMPENSATION PROGRAMS. The Executive shall be entitled to participate at an appropriate level in all other compensation programs adopted by the Company.

     6.8 LOAN.  Within 30 days following the date that the Executive (i) makes a
Section 83(b) election with respect to any Restricted Stock Bonus received by the Executive or (ii) such Restricted Stock Bonus becomes fully vested, upon request by the Executive the Company will lend the Executive an amount equal to the estimated federal, state and local tax liability the Executive will incur in connection with making a Section 83(b) election or becoming fully vested in any Restricted Stock Bonus. The loan will be on a full recourse basis and secured in accordance with the terms of a security agreement (in a form mutually agreed upon by the Executive and Company) collateralized with Restricted Stock Bonuses, Stock Options to acquire Company stock, deferred compensation and other amounts owing but unpaid by the Company to the Executive. The loan will bear interest at the prime rate in effect at that time at the Chase Manhattan Bank or other comparable bank as approved by the Compensation Committee.

                                  ARTICLE VII

                                FRINGE BENEFITS

     The Company shall provide the Executive, while the Executive is employed with the Company pursuant to this Agreement, with the following fringe benefits at a level commensurate with his position with the Company:

          (a) annual physical examinations;

          (b) reimbursement of dues and special assessments for membership in one dining club and one country club;

          (c) four weeks paid vacation yearly; and

          (d) a customary benefit and perquisite package for a senior executive in his position, provided however, that such package will include at least (i) medical and dental coverage, (ii) disability insurance covering 60% of Minimum Annual Salary, (iii) provided that the Executive is insurable, life insurance equal to four-times Minimum Annual Salary through the initial three-year term of this Agreement, reduced to three-times Minimum Annual Salary until age 60, and reduced to two-times Minimum Annual Salary thereafter, and provided that, when authorized by the Compensation Committee, the Company may self-insure such amount that may exceed limits of the Company's group life insurance policy, and (iv) an excess pension plan providing retirement benefits that the Executive would have received under the Company's qualified retirement plans taking into account the Executive's Minimum Annual Salary and Cash

          Incentive Compensation (regardless of whether or not the Executive elects to defer any such amounts under Section 6.3) but for the limitations on compensation and benefits under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 relating to qualified plans.

                                  ARTICLE VIII

                               WORKING FACILITIES

     The Company shall furnish the Executive with a private office and a private secretary and all other assistance and accommodations as are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties under this Agreement.

                                   ARTICLE IX

                                    EXPENSES

     (a) The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse the Executive for all reasonable items of expense incurred by the Executive in performing his obligations under this Agreement. The Executive must, however, in each case provide the Company adequate substantiation of the expense that has been incurred by the Executive.

     (b) The Executive shall be provided temporary living and commuting expenses for six months following the Effective Date.

     (c) In addition to the Company's employee relocation assistance program which is hereby extended to the Executive, the Company will pay to the Executive $10,000 to use at his discretion to offset costs associated with the acquisition of a new home (such as loan origination fees, points, etc.).

                                   ARTICLE X

                           TERMINATION OF EMPLOYMENT

     The following provisions specify the amounts payable under this Agreement in the event of a termination of the Executive's employment for the reasons set forth. In each case the payments as stated constitute all payments and benefits to which the Executive will be entitled to under this Agreement. The benefits, if any, the Executive is entitled to under the terms of all restricted stock agreements, stock option agreements, the Company's defined benefit pension plan, and all other then vested benefits of the Executive shall be governed by the respective plans and other documents creating such benefit. The provisions in the event of a termination of the Executive's employment under this Agreement are as follows:

     10.1 TERMINATION WITHOUT GOOD REASON BY THE EXECUTIVE. Upon Termination Without Good Reason by the Executive of his employment with the Company, the Company shall pay the Executive, within 30 days, a cash sum equal to that portion of his Minimum Annual Salary and any other accrued entitlements which have been earned but unpaid prior to the date of the Executive's termination.

     10.2 TERMINATION WITH GOOD REASON BY THE EXECUTIVE.

          (a) Upon termination by the Executive of employment with the Company with Good Reason during the initial three-year term of this Agreement, the Company shall pay the Executive, within 30 days, a cash sum equal to his then Minimum Annual Salary times the number of years (including portions thereof) remaining in the initial three-year term of this Agreement, plus earned but unpaid Cash Incentive Compensation for the previous year, if any, plus the Cash Incentive Compensation that would have accrued to the Executive (calculated at the target level of 60 % of the Executive's Minimum Annual Salary immediately prior to termination) through the number of years (including portions thereof) remaining in the initial three-year term of this Agreement; provided, however, that in no event shall the Executive be paid less than his Minimum Annual Salary times one, plus the Cash Incentive Compensation that would have accrued to the Executive (calculated at the target level of 60% of the Executive's Minimum Annual Salary immediately prior to termination) for one year.

          (b) Upon termination by the Executive of employment with the Company with Good Reason during any annual one-year extension beyond the initial three-year term of this Agreement, the Company shall pay the Executive, within 30 days, a cash sum equal to his then Minimum Annual Salary times one, plus earned but unpaid Cash Incentive Compensation for the previous year, if any, plus the Cash Incentive Compensation that would have accrued to the Executive (calculated at the target level of 60 % of the Executive's Minimum Annual Salary immediately prior to termination) for one year.

     10.3 TERMINATION WITHOUT CAUSE BY THE COMPANY. If there is a termination without Cause of the Executive's employment by the Company, the Company shall pay and provide to the Executive the same compensation and benefits described in
Section 10.2 for termination with Good Reason by the Executive.

     10.4 TERMINATION FOR CAUSE BY THE COMPANY. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive, within 30 days, a cash sum equal to that portion of his then Minimum Annual Salary and any other accrued entitlements which have been earned but unpaid prior to the date of the Executive's termination for the year of termination.

     10.5 TERMINATION FOR DISABILITY. If the Executive is terminated for Disability, the Company shall pay the Executive his then Minimum Annual Salary for one year from the date of his Disability. In addition, the Executive shall be entitled to receive pay for vested but unused vacation on the date of Disability.

     10.6 TERMINATION FOR DEATH. If the Executive dies while in the employ of the Company, the Company shall pay and provide to the Executive's estate the same compensation and benefits described in Section 10.5 for termination for Disability, assuming that he became disabled on the date of his death, except that the then Minimum Annual Salary shall be payable for three months instead of one year.

     10.7 CHANGE OF CONTROL. The Company and the Executive shall enter into the change of control agreement substantially in the form as attached hereto as Exhibit F and the Executive shall be entitled to the benefits therein provided upon a "Change in Control" as therein defined. In the event of a Change in Control, and the Executive's employment is terminated under circumstances entitling the Executive to benefits under 10.2 or 10.3 of this Agreement and under Section 4 of the Change in Control Agreement, the Executive shall be entitled to the benefits provided herein and in the Change in Control Agreement, provided that in the event the terms of this Agreement and the Change in Control Agreement provide for the same type of benefit or payment based on the same operative event or facts then the Executive shall be entitled to the higher benefit or payment under the agreements but not duplicate benefits or payments; it being specifically agreed that if the Change in Control and the qualifying termination of employment occurs prior to the end of the initial three-year term of this Agreement, the Executive will be entitled to the greater of the payments of salary under this Agreement for the remainder of such initial three-year term or the payment of three (3) times the Executive's salary under Section 4(iii)(c) of the Change in Control Agreement.

     10.8 RETIREMENT. Upon Retirement, the Company shall pay the Executive his Minimum Annual Salary which has been earned but is unpaid as of the date of Retirement.

                                   ARTICLE XI

                 POST-TERMINATION OBLIGATIONS OF THE EXECUTIVE

     All payments and benefits due the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions:

     11.1 ASSISTANCE IN LITIGATION, ETC. During the period of his employment and for a reasonable period, not to exceed the greater of the balance of the term of this Agreement or 24 months, after the Executive's termination of employment, the Executive shall, upon reasonable notice, furnish all information and proper assistance including, without limitation, testimony, to the Company as may reasonably be required by the Company in connection with any litigation or other administrative or regulatory proceeding in which they or any of their subsidiaries or affiliates is, or may become, a party, or in connection with any filing or similar obligation of the Company imposed by any taxing, administrative or regulatory authority having jurisdiction. The Company, however, shall be obligated to pay all of the reasonable expenses (including reasonable attorney fees) incurred by the Executive in complying with these provisions.

     11.2 CONFIDENTIAL INFORMATION.   The Executive shall not knowingly use for
his personal benefit or disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its Affiliates or to any of the businesses operated by them, nor take with him, upon leaving employment with the Company, any document or other record relating to such information. The Executive confirms that such information constitutes the exclusive property of the Company.

     11.3 NO SOLICITATION OF COMPANY EMPLOYEES. The Executive shall not, during the period of his employment and for a period of six months afterwards, solicit, induce or actively encourage any persons then employed by the Company or any of its Affiliates to leave the employment of such entity. Nothing in this Section shall prohibit or in any way limit the Executive's right to employ and/or discuss terms of employment with any persons who seek employment and/or initiate discussions, if that action occurs subsequent to the Executive's termination of employment and off the business premises of the Company.

                                  ARTICLE XII

                     RELIANCE ON GENERAL CREDIT OF COMPANY

     All payments to the Executive under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment except with respect to any deferred amounts pursuant to Section 6.3 which are placed in a trust pursuant to the ENSERCH Corporation Deferred Compensation Plan or comparable plan of the Company. The Executive shall have no right, title, or interest in any investments that the Company may make to aid the Company in meeting its obligations for these payments.

                                  ARTICLE XIII

                             PAYMENT OF LEGAL FEES

     The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the Executive's negotiation of this Agreement up to a maximum of $15,000 and all reasonable legal fees and expenses incurred by the Executive in connection with the Executive's enforcing any right or benefit provided by this Agreement. The reimbursement of such legal fees and expenses shall be made within 30 days after the Executive's request for payment accompanied by evidence of the fees and expenses incurred.

                                  ARTICLE XIV

                            MODIFICATION AND WAIVER

     14.1 AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

     14.2 WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                   ARTICLE XV

                                  ARBITRATION

     Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Dallas, Texas or such other jurisdiction as shall be mutually agreeable to the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                                  ARTICLE XVI

                               GENERAL PROVISIONS

     16.1 FEDERAL INCOME TAX WITHHOLDING. The Company shall withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

     16.2 SUCCESSORS; ENFORCEABILITY.

          (a) SUCCESSOR MUST ASSUME. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

          (b) AGREEMENT ENFORCEABLE AFTER THE EXECUTIVE'S DEATH. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     16.3 NONASSIGNABILITY. Except as provided in this Section 16.3, neither this Agreement or any right or interest granted in it shall be assignable by either the Company or the Executive, or their successors or representatives, without the other's prior written consent. This Section shall not preclude the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, or the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

     16.4 NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     16.5 DELIVERY OF NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to which the notice is sent and (ii) delivery of the notice to the address for notice for the party to which the notice is sent as set forth on the signature page hereof or as changed pursuant to the terms hereof. Any address may be changed from time to time by serving notice to the other party as required in this Section.

     16.6 SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

     16.7 HEADINGS. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

     16.8 GOVERNING LAW. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

     16.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                  ARTICLE XVII

                                ENTIRE AGREEMENT

     As of the Effective Date, this Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

     The parties have caused this Agreement to be executed on the date first written in this Agreement.


                                        ENSERCH EXPLORATION, INC.



                                        By:
                                           -------------------------------------

                                        Address:



                                        EXECUTIVE




                                           -------------------------------------

                                        Address: